Exhibit 99 (f)
Delphi Receives Court Approval of First Day Motions
Makes Significant Progress in Reorganization
Court Grants Interim Approval of Debtor-in-Possession Financing;
Schedules Final Hearing on October 27th
     TROY, Mich. — October 12, 2005 – Delphi Corp. (OTC: DPHIQ) announced today that it received Court approval at yesterday’s “first-day” hearing of all of the motions presented to the Bankruptcy Court for consideration at the hearing covering human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, financing, utilities, case management and retention of professionals.
     Included in the authorities granted to the Company was interim approval to use up to $950 million of the Company’s $2 billion senior secured debtor-in-possession (DIP) financing being provided by a group of lenders led by JPMorgan Chase Bank and Citigroup Global Markets, Inc. The Company also received interim approval of an adequate protection package for the Company’s $2.5 billion prepetition secured revolver and term loan facilities. The proceeds of the DIP financing together with cash generated from daily operations and cash on hand will be used to fund post-petition operating expenses, including its supplier obligations and employee wages, salaries and benefits. The overall liquidity available to Delphi (including more than USD $1 billion on hand outside the US which Delphi does not plan to repatriate to fund U.S. operations) will support its global operations outside the U.S. and help assure the continued adequacy of working capital throughout its global business units.

     “We are pleased with the approval by the Bankruptcy Court of our “first-day motions,” which, taken together, will enable Delphi to operate globally without interruption and meet normal business obligations,” said Robert S. “Steve” Miller, Delphi’s chairman and chief executive officer. “With our first-day motions approved, we can now direct our focus on reducing our U.S. legacy costs and continuing to implement our transformation plan. We are determined to do what it takes to make our U.S. businesses competitive.”
     All of the first-day orders are in the process of being signed by the Honorable Robert D. Drain of the U.S. Bankruptcy Court for the Southern District of New York and are expected to be posted on www.delphidocket.com later today. The first-day orders will supercede authorities granted in “bridge orders” entered on October 8 which remain effective until docketing of the first-day orders. The Bankruptcy Court has scheduled a final hearing on any first-day orders approved on an interim basis as part of the calendar for the Company’s first monthly omnibus hearing on October 27.
     On Saturday, October 8, Delphi and 38 of its domestic U.S. subsidiaries filed voluntary petitions for business reorganization under Chapter 11 of the U.S. Bankruptcy Code. Delphi’s non-U.S. subsidiaries were not included in the filing and will continue their business operations without supervision from the U.S. courts. More information on Delphi’s U.S. restructuring is available at www.delphi.com. Access to Court documents and other general information about the Chapter 11 cases is available at www.delphidocket.com. Delphi has also set up two separate toll-free information lines: one for specific supplier inquiries, 866-688-8679 or 248-813-2601, and another for employees, customers, shareholders and other interested parties, 866-688-8740 or 248-813-2602.
     Delphi’s Chapter 11 cases have been assigned to the Honorable Robert D. Drain under lead case number 05-05-44481 (RDD). Information on the case can also be obtained on the Bankruptcy Court’s web site with Pacer registration: http://www.nysb.uscourts.gov.
     For more information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.delphi.com/media/.

Delphi – Media Contacts
Claudia Baucus – 248.813.2942
Lindsey Williams – 248-813-2528
Brad Jackson – 248-813-6873

This press release as well as other statements made by Delphi may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; and the ability of the Company to attract and retain customers. Other risk factors are listed from time to time in the Company’s SEC reports, including, but not limited to the quarterly report on Form 10-Q for the quarter ended June 30, 2005. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.
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